Exhibit 10.9

EIGHTH AMENDMENT

TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

AMONG

LEGACY RESERVES LP,

as Borrower,

THE GUARANTORS,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

and

THE LENDERS SIGNATORY HERETO

DATED AS OF OCTOBER 25, 2016

Sole Lead Arranger and Sole Book Runner

Wells Fargo Securities, LLC

Syndication Agent

Compass Bank

Co-Documentation Agents

UBS Securities LLC

and

U.S. Bank National Association

EIGHTH AMENDMENT TO

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This EIGHTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Eighth Amendment”) dated as of October 25, 2016, among LEGACY RESERVES LP, a limited partnership duly formed under the laws of the State of Delaware (the “Borrower”); each of the undersigned guarantors (the “Guarantors”, and together with the Borrower, the “Obligors”); WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, together with its successors, the “Administrative Agent”); and the Lenders signatory hereto.

Recitals

A. The Borrower, the Administrative Agent and the Lenders are parties to that certain Third Amended and Restated Credit Agreement dated as of April 1, 2014 (as amended by the First Amendment to Third Amended and Restated Credit Agreement dated as of April 17, 2014, that certain Second Amendment to Third Amended and Restated Credit Agreement dated as of May 22, 2014, that certain Third Amendment to Third Amended and Restated Credit Agreement dated as of December 29, 2014, that certain Fourth Amendment to Third Amended and Restated Credit Agreement dated as of February 23, 2015, that certain Fifth Amendment to Third Amended and Restated Credit Agreement dated as of August 5, 2015, that certain Sixth Amendment to Third Amended and Restated Credit Agreement dated as of November 13, 2015, and that certain Seventh Amendment to Third Amended and Restated Credit Agreement dated as of February 19, 2016, the “Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower.

B. The Guarantors are parties to that certain Third Amended and Restated Guaranty Agreement dated as of April 1, 2014 made by each of the Guarantors (as defined therein) in favor of the Administrative Agent (the “Guaranty”).

C. The Borrower and the Guarantors are parties to that certain Security Agreement dated as of August 5, 2015 made by each of the Grantors (as defined therein) in favor of the Administrative Agent (the “Security Agreement”).

D. The Borrower, the Guarantors, the Administrative Agent and the Lenders have agreed to amend certain provisions of the Credit Agreement as more fully set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms. Each capitalized term which is defined in the Credit Agreement, but which is not defined in this Eighth Amendment, shall have the meaning ascribed such term in the Credit Agreement. Unless otherwise indicated, all article, section and exhibit references in this Eighth Amendment refer to articles, sections and exhibits of the Credit Agreement.

Section 2. Amendments to Credit Agreement.

2.1 Amendments to Section 1.02.

(a) The following definitions are hereby amended and restated in their entirety to read as follows:

“Agreement” means this Third Amended and Restated Credit Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment and the Eighth Amendment, as the same may from time to time be amended, modified, supplemented or restated.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender and (b) any other Person (or any credit support provider of such Person) whose issuer rating or whose long term senior unsecured debt rating is BBB-/Baa3 by S&P or Moody’s (or their equivalent) or higher.

“Change in Control” means (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or greater than 50% of the properties or assets (determined by reference to fair market value of such properties and assets at the time of such sale, lease, transfer, conveyance or other disposition) of the Borrower and its Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); (b) the adoption of a plan relating to the liquidation or dissolution of the Borrower or removal of its general partner by the limited partners of the Borrower; (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Borrower or its Subsidiaries, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Equity Interests of the Borrower’s general partner, measured by voting power, economic interest or the number of shares, units or the like; (d) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Equity Interests of the Borrower, measured by voting power rather than number of shares, units or the like; or (e) the first day on which a majority of the members of the Board of Directors of the general partner of the Borrower (or the board of directors of the Borrower to the extent the Borrower ceases to have a general partner) are not Continuing Directors. Notwithstanding the preceding, a conversion of the Borrower or any of its Subsidiaries from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity shall not constitute a Change in Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Equity Interests of the Borrower immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Equity Interest of such entity or its general partner, as applicable, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, and, in either case no “person” Beneficially Owns more than 50% of the Equity Interest of such entity or its general partner, as applicable.

“EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for income and income based taxes paid or accrued, (iii) depreciation, depletion, amortization, accretion and impairment, including without limitation, impairment of goodwill, (iv) reasonable transaction expenses and fees in connection with financing, acquisition and divestiture activities permitted under this Agreement, in an aggregate amount not to exceed $5,000,000 in any four fiscal quarter period, (v) minimum payments earned in excess of overriding royalty interests and (vi) any non-cash items associated with (a) mark to market accounting related to derivatives or investments, (b) stock based compensation arising from the grant of or issuance or replacement of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards, in each case in connection with employee plans or other compensation arrangements, and/or (c) any losses (or to the extent increasing the Consolidated Net Income, subtracting any gains) attributable to writeups or writedowns of assets, including ceiling test writedowns, and asset sales; less, all non-cash items increasing Consolidated Net Income, all calculated for the Borrower and its Subsidiaries on a consolidated basis. For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”); provided, that, (x) if during such Reference Period the Borrower shall have designated any Subsidiary as an E&P Subsidiary or designated an E&P Subsidiary to no longer be an E&P Subsidiary, EBITDA for such Reference Period shall be calculated on a pro forma basis as if such designation had occurred on the first day of such Reference Period, and (y) if the Borrower or any Consolidated Subsidiary shall acquire or dispose of any Property during such period, then EBITDA shall be calculated after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period.

“Guarantors” means (a) Legacy Reserves Operating LP, (b) Legacy Reserves Operating GP LLC, (c) Legacy Reserves Services, Inc., (d) Legacy Reserves Energy Services LLC, (e) Dew Gathering LLC, (f) Pinnacle Gas Treating LLC and (g) each Material Domestic Subsidiary formed or acquired during the term of this Agreement or other Domestic Subsidiary that is a party to the Guaranty Agreement and the Security Agreement as a “Guarantor” and a “Grantor” (as such terms are defined in the Guaranty Agreement and the Security Agreement, respectively) and guarantees the Indebtedness pursuant to Section 8.14(b). For the avoidance of doubt, it is understood and agreed that an E&P Subsidiary shall not be a Guarantor.

“Material Domestic Subsidiary” means, as of any date, any Domestic Subsidiary that (a) is a Wholly-Owned Subsidiary and (b) together with its Subsidiaries, owns Property having a fair market value of $2,000,000 or more; provided that, notwithstanding the foregoing, each Domestic Subsidiary that owns Properties included in the Borrowing Base or that owns any natural gas pipelines or any other gathering systems or pipelines or midstream assets shall be a Material Domestic Subsidiary.

“Net Cash Proceeds” means (a) in connection with any issuance or sale of Equity Interests or Debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith or (b) with respect to any disposition, the cash proceeds (including, without limitation, cash or cash equivalents subsequently received in respect of noncash consideration initially received), net of (i) direct selling expenses (including reasonable broker’s fees or commissions, legal, accounting and investment banking fees and expenses, title insurance premiums, survey costs, transfer and similar taxes and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) amounts paid in respect of the termination of Swap Agreements in respect of notional volumes or amounts corresponding to the property subject of such disposition or any Debt being repaid under clause (iv), (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Debt permitted hereunder that is secured by a Lien permitted hereunder (other than any Lien pursuant to a Security Instrument) on the asset disposed of in such Disposition and required to be repaid with such proceeds (other than any such Debt assumed by the purchaser of such asset) and (v) the principal amount (together with interest and other amounts paid thereon) of any Borrowings that are repaid with such proceeds in order to reduce or eliminate any then-existing or resulting Borrowing Base Deficiency (and if any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of any LC Exposure, any cash collateral paid with such proceeds in order to reduce or eliminate any then-existing or resulting Borrowing Base Deficiency).

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, separators, liquid extraction, treating and processing facilities, compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Borrower and/or the Subsidiaries, as the context requires.

“Permitted Refinancing Debt” means Debt that is (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to refinance, all or any Senior Notes, Second Lien Loans or Permitted Refinancing Debt in respect of either of the foregoing (the “Refinanced Debt”); provided that (a) in the event Senior Notes or Permitted Refinancing Debt in respect thereof are the Refinanced Debt, such new Debt is not secured by a Lien, (b) in the event Second Lien Loans or Permitted Refinancing Debt in respect thereof are the Refinanced Debt, such new Debt either (i) satisfies the requirements of Section 9.02(i) (other than clauses (ix) and (x) of Section of 9.02(i)) and Section 9.03(e) and is expressly permitted as a Junior Lien Substitute Credit Facility (as defined in the Second Lien Intercreditor Agreement) pursuant to the terms of the Second Lien Intercreditor Agreement or (ii) is not secured by a Lien, (c) such new Debt is in an aggregate principal amount not in excess of the aggregate principal (and for the avoidance of doubt, inclusive of any principal resulting solely from payment-in-kind interest in accordance with the terms of the Refinanced Debt) amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) plus an amount equal to accrued and unpaid interest, prepayment premium (if any), fees and expenses reasonably incurred in connection with such refinancing; (d) such new Debt has a stated maturity no earlier than the stated maturity of the Refinanced Debt and an average life no shorter than the average life of the Refinanced Debt and required principal payments (excluding at maturity but including amortization or mandatory prepayments) not materially more onerous to the Borrower and Subsidiaries than the Refinanced Debt; (e) such new Debt does not contain covenants which taken as a whole are materially more onerous to the Borrower and its Subsidiaries than those imposed by the Refinanced Debt and (f) if the Refinanced Debt was subordinated, then such new Debt (and any guarantees thereof) is subordinated in right of payment to the Indebtedness (or, if applicable, the Guaranty Agreement) to at least the same extent as the Refinanced Debt and is otherwise subordinated on terms reasonably satisfactory to the Administrative Agent.

“Pro Forma Compliance” means, as of any date of determination, (a) for the purpose of testing Pro Forma Compliance pursuant to Section 9.02(f)(i)(C), that the Borrower would be in compliance with each of the covenants contained in Section 9.01(c) and Section 9.01(d), after giving pro forma effect to any incurrence or Redemption of Debt to be made on such date of determination, as each such ratio is recomputed on such date of determination using (i) First Lien Debt outstanding on such date of determination and (ii) EBITDA and Interest Expense for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available; provided that Section 9.01(c) shall be determined on a pro forma basis as if any Debt incurred or Redeemed after such four-quarter period and prior to such date of determination, and any Debt to be incurred or Redeemed on such date of determination, had been incurred or Redeemed, as applicable, at the beginning of such four-quarter period; and (b) for the purpose of testing Pro Forma Compliance pursuant to Section 9.21(a), that the Borrower’s ratio of First Lien Debt to EBITDA would not exceed 3.00 to 1.00 (or 2.50 to 1.00 on any date of determination occurring on or after July 1, 2017), after giving pro forma effect to any Redemption of Debt to be made on such date of determination, as such ratio is recomputed on such date of determination using (i) First Lien Debt outstanding on such date of determination and (ii) EBITDA for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, Redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or such Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or such Subsidiary. For the avoidance of doubt, any payment on Equity Interests (including any payment on Debt that exists due to conversion or exchange of any Equity Interests into Debt) in connection with an asset sale, change of control or any redemption requirements pursuant to the terms of such Equity Interest shall be a Restricted Payment.

“Second Lien Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Eighth Amendment Effective Date, between the Administrative Agent, as administrative agent for the Priority Lien Secured Parties (as defined therein), and the Second Lien Administrative Agent, as administrative agent for the Junior Lien Secured Parties (as defined therein), and acknowledged and agreed by the Borrower and the Guarantors, as the same may from time to time be amended, amended and restated, supplemented or otherwise modified in accordance with the terms thereof.

“Secured Debt” means, at any date, all Total Debt of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, that is secured by a Lien on any asset or Property of the Borrower or any Consolidated Subsidiary (including, without limitation, the total Revolving Credit Exposure of all Lenders as of such date and all Second Lien Loans as of such date).

“Security Agreement” means that certain Security Agreement, dated as of August 5, 2015, among the Borrower, the Guarantors and the Administrative Agent, granting Liens and a security interest on the Borrower’s and each Guarantor’s personal property constituting Collateral (as defined therein) in favor of the Administrative Agent for the benefit of the Secured Parties (as defined therein) to secure the Indebtedness, as the same may be amended, modified, supplemented or restated from time to time.

(b) The following definitions are hereby added where alphabetically appropriate to read as follows:

“Available Senior Notes Redemption Amount” means, on any date, an amount equal to (a) $10,000,000 minus (b) the principal amount of Loans previously applied to Redeem Senior Notes pursuant to Section 9.04(b)(i)(A)(2); provided that, to the extent that the Available Senior Notes Redemption Amount is less than $10,000,000 at any time as a result of Loans previously applied to Redeem Senior Notes pursuant to Section 9.04(b)(i)(A)(2), then, subject to the Borrower’s compliance with Section 8.01(r), the Available Senior Notes Redemption Amount shall be increased, up to a maximum of $10,000,000, by an amount equal to the principal amount of newly incurred Second Lien Loans applied by the Borrower to voluntarily prepay the Loans hereunder in accordance with Section 3.04(a).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Cash Receipts” means all cash received by or on behalf of the Borrower or any Subsidiary, including without limitation: (a) amounts payable under or in connection with any Oil and Gas Properties; (b) cash representing operating revenue earned or to be earned by the Borrower or any Subsidiary; (c) proceeds from Loans; and (d) any other cash received by or on behalf of the Borrower or any Subsidiary from whatever source (including amounts received in respect of the Liquidation of any Swap Agreement and amounts received in respect of any disposition of Property).

“Commodity Account” has the meaning assigned to such term in the UCC.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Administrative Agent, providing for the Administrative Agent’s exclusive control of a Deposit Account, Securities Account or Commodity Account, as applicable, after notice of an Event of Default, executed and delivered by the Borrower or a Subsidiary, as applicable, and the applicable securities intermediary (with respect to a Securities Account), bank (with respect to a Deposit Account) or commodity intermediary (with respect to a Commodity Account), in each case at which such relevant account is maintained.

“Deposit Account” has the meaning assigned to such term in the UCC.

“Dew Gathering LLC” means Dew Gathering LLC, a Texas limited liability company and a wholly-owned Subsidiary of the Borrower.

“East Texas Acreage” means the Oil and Gas Properties with potential horizontal drilling locations owned by the Borrower and its Subsidiaries in Freestone, Leon, Shelby, Limestone, Anderson and Robertson Counties, Texas, in each case as more specifically described on Schedule 1.02 attached hereto.

“Eighth Amendment” means that certain Eighth Amendment to Third Amended and Restated Credit Agreement, dated as of October 25, 2016, among the Borrower, the Guarantors, the Administrative Agent and the Lenders party thereto.

“Eighth Amendment Effective Date” has the meaning ascribed to such term in the Eighth Amendment.

“Excluded Accounts” means (i) segregated Deposit Accounts, the balance of which consists exclusively of funds set aside in connection with the payment of tax obligations, payroll and employee benefits, medical, dental and employee benefits claims to employees of the Borrower or any Subsidiary, (ii) zero balance accounts, (iii) fiduciary accounts the balance of which consists exclusively of amounts held in trust for unaffiliated third parties in respect of such third parties’ ratable share of the revenues of Oil and Gas Properties, (iv) escrow accounts the balance of which consists exclusively of purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with an unaffiliated third party containing customary provisions regarding the payment and refunding of such deposits, (v) other Deposit Accounts, so long as the average daily balance in any such account over a 30-day period does not at any time exceed $1,000,000; provided that the aggregate average daily balance in all such accounts permitted by this clause (v) over a 30-day period does not at any time exceed $2,000,000, and (vi) accounts containing cash collateral permitted under clause (g) of the definition of “Excepted Liens”.

“Junior Lien Document” has the meaning set forth in the Second Lien Intercreditor Agreement.

“Legacy Reserves Energy Services LLC” means Legacy Reserves Energy Services LLC, a Texas limited liability company and a wholly-owned Subsidiary of the Borrower.

“Material Acquisition” means any acquisition of Oil and Gas Properties or Equity Interests in Persons owning Oil and Gas Properties with a purchase price that exceeds 5% of the then-effective Borrowing Base.

“Material Acquisition Conditions” means, in connection with any Material Acquisition, that (i) the Borrower shall have furnished to the Administrative Agent, not less than 30 days prior to the consummation of such Material Acquisition (or, in the case of a Material Acquisition with a simultaneous signing and closing, 10 days prior to the consummation of such Material Acquisition) (in each case, or such shorter period as the Administrative Agent may agree in its sole discretion), written notice thereof, together with a notice of its intent to incur Second Lien Loans to fund such Material Acquisition (in the form described in Section 8.01(r)) and a reserve report with respect to such Material Acquisition, in form and substance satisfactory to the Administrative Agent, and such other information requested by the Administrative Agent in connection therewith and (ii) on or within 15 days after the consummation of such Material Acquisition (or by such later date as the Administrative Agent may agree to in its sole discretion), the Borrower or the applicable Guarantor shall have delivered to the Administrative Agent mortgages and/or other Security Instruments satisfactory to the Administrative Agent so that after giving thereto, the Mortgaged Properties represent at least 95% of the total value of the sum of (A) the Oil and Gas Properties evaluated in the most recently completed Reserve Report and (B) the Oil and Gas Properties acquired as part of such Material Acquisition evaluated in the reserve report delivered pursuant clause (i) above.

“Maximum Redemption Price” has the meaning set forth on Schedule 9.04(b).

“Operating Partnership” means Legacy Reserves Operating LP, a Delaware limited partnership and wholly owned subsidiary of the Borrower.

“PDP PV-10” means, as of any date of determination thereof with respect to the Oil and Gas Properties comprised of Proved Developed Producing Properties described in the then most recent Reserve Report delivered to the Administrative Agent, the net present value, discounted at ten percent (10%) per annum, of the future net revenues expected to accrue to the Borrower’s and Guarantors’ collective interest in such Oil and Gas Properties during the remaining expected economic lives of such Oil and Gas Properties. Each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting Proved Developed Producing Properties, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such Oil and Gas Properties, (b) the pricing assumptions used in determining PDP PV-10 for any Oil and Gas Properties shall be based upon the Strip Price, and (c) cash flows shall be adjusted to account for the actual average historical basis differential during the 12-month period preceding such date of determination as adjusted for current market conditions. The amount of PDP PV-10 at any time shall be calculated on a pro forma basis for material sales or dispositions of Properties and material acquisitions of Oil and Gas Properties comprised of Proved Developed Producing Properties consummated by the Borrower and Guarantor since the date of the Reserve Report most recently delivered pursuant to this Agreement.

“Permian Acreage” means Oil and Gas Properties with identified potential horizontal drilling locations owned by the Borrower and its Subsidiaries in Martin, Reeves, Winkler, Midland, Pecos, Howard, Glasscock, Reagan, Upton, Irion, Crockett, Loving and Andrews Counties, Texas and Lea County, New Mexico.

“Pinnacle Gas Treating LLC” means Pinnacle Gas Treating LLC, a Texas limited liability company and a wholly-owned Subsidiary of the Borrower.

“Second Lien Administrative Agent” means Cortland Capital Market Services LLC, a Delaware limited liability company, together with its successors and assigns in such capacity under the Second Lien Loan Documents.

“Second Lien Credit Agreement” means that certain Term Loan Credit Agreement, dated as of October 25, 2016, among the Borrower, as borrower, each of the lenders from time to time party thereto, and the Second Lien Administrative Agent, as administrative agent, as the same may from time to time be amended, amended and restated, supplemented or otherwise modified to the extent permitted by Section 9.21(b).

“Second Lien Loan Documents” means the Second Lien Credit Agreement and each other “Term Loan Document” as defined in the Second Lien Credit Agreement, and any other loan documents entered into in connection therewith, including, without limitation, the Second Lien Intercreditor Agreement, any promissory notes, mortgages, deeds of trust, security agreements and instruments, guarantees, collateral or credit support documents, and any other agreements, instruments consents or certificates executed by the Borrower or any of its Subsidiaries in connection with, or as security for the payment or performance of, any Second Lien Loans, in each case, as the same may from time to time be amended, amended and restated, supplemented or otherwise modified to the extent permitted by Section 9.21(b).

“Second Lien Loans” means the “Loans” as defined in the Second Lien Credit Agreement, which Debt is intended to be secured on a junior basis by any collateral securing the Indebtedness; provided that such Debt is permitted to be incurred and remain outstanding hereunder pursuant to Section 9.02(i) and any Liens securing such Debt are permitted pursuant to Section 9.03(e), as the same may from time to time be amended, amended and restated, supplemented or otherwise modified to the extent permitted by Section 9.21(b).

“Securities Account” has the meaning assigned to such term in the UCC.

“Specified Permian Acreage” means Permian Acreage acquired on or after the Eighth Amendment Effective Date in a single acquisition or series of related acquisitions with acquisition consideration attributable thereto in excess of $5,000,000.

“Strip Price” means (x) for purposes of determining the value of Oil and Gas Properties constituting Proved Developed Producing Properties, the price estimated by the Borrower in a Reserve Report prepared by the Borrower’s petroleum engineers applying NYMEX published forward prices adjusted for relevant basis differentials (before any state or federal or other income tax) and (y) for purposes of determining the value of basis differential commodity Swap Agreements, as estimated by the Borrower applying, if available, the relevant NYMEX published forward basis differential or, if such NYMEX forward basis differential is unavailable, in good faith based on historical basis differentials, but accounting for reasonably expected future conditions (before any state or federal or other income tax). For any months beyond the first 8 years of published NYMEX forward pricing, the Strip Price used will be equal to the average of the last 12 months of the eighth year of published NYMEX forward pricing.

“TPG Development Agreement” means that certain Development Agreement, dated July 2, 2015, as amended, restated, supplemented and as may be further modified, between the Operating Partnership and Jupiter JV LP (“ Investor”), which was formed by certain of TPG Special Situations Partners’ investment funds, pursuant to which the Investor will participate in the funding, exploration, development and operation of certain of the Operating Partnership’s currently undeveloped oil and gas properties, restricted to certain depths, located in the University Block, RTF Block, Lea Hamon Block and the areas of mutual interest related thereto in the Permian Basin (collectively, the “TPG JD Subject Assets”).

“UCC” means the Uniform Commercial Code as in effect in the State of Texas.

“Volumetric Production Payments” means sales of Hydrocarbons in place that require the Borrower or any Guarantor to deliver Hydrocarbons at some future time without receipt by such Borrower or Guarantor at such future time of full payment therefor.

(c) The following definitions are hereby deleted in their entirety: E&P Subsidiary Pledge, Permitted Holders, Second Lien Indenture, Second Lien Note Documents, Second Lien Notes, and Senior Debt Exchange.

(d) Clause (i) of the definition of “Excepted Liens” is hereby deleted in its entirety.

2.2 Amendment to Section 1.06. Section 1.06 is hereby amended by replacing each reference therein to “Section 9.01” with “Section 9.01 (assuming, if such financial covenants are not yet in effect, that such financial covenants are in effect solely for this purpose)”

2.3 Amendment to Section 2.03. Section 2.03 is hereby amended by (i) deleting the word “and” at the end of clause (h), (ii) replacing the period at the end of clause (i) with “; and” and (iii) adding a new clause (j) to read as follows:

(j) If any of the proceeds of the requested Borrowing will be used to fund all or any portion of a Material Acquisition, a certification that the Borrower is in pro forma compliance with each of the covenants set forth in Section 9.01 after giving effect to the requested Borrowing and the consummation of the Material Acquisition, and attaching thereto reasonably detailed computations necessary for such determination.

2.4 Amendment to Section 3.04(d). Section 3.04(d) is hereby amended and restated in its entirety to read as follows:

(d) Prepayments Prior to Redemption of Second Lien Loans. Without limitation of any other restrictions on the Borrower or any Subsidiary contained herein, if the Borrower or any Subsidiary is required to make a mandatory Redemption of, or is required to make an offer to Redeem, any Second Lien Loans pursuant to the terms of the Second Lien Credit Agreement or any other Second Lien Loan Document or any Permitted Refinancing Debt in respect thereof pursuant to the terms of any Junior Lien Document (in each case, including, without limitation, as a result of the occurrence of a change of control, the disposition of assets, the issuance of Equity Interests or the incurrence of prohibited indebtedness), other than a Redemption of Second Lien Loans or any Permitted Refinancing Debt in respect thereof, in each case expressly permitted by Section 9.21(a), then the Borrower shall prepay the Borrowings (and if any excess remains after prepaying Borrowings as a result of an LC Exposure, cash collateralize such excess as provided in Section 2.08(j)), together with accrued and unpaid interest thereon, in an amount equal to 100% of the amount required to be Redeemed, and such payment (and/or cash collateralization, as applicable) shall be due one (1) Business Day prior to the date on which the Borrower or such Subsidiary would be required to make such Redemption pursuant to the terms of such Second Lien Loan Document or such Junior Lien Document, as applicable. The provisions of Section 3.04(c)(v) and Section 3.04(c)(vi) shall apply, mutatis mutandis, to any prepayment required pursuant to this Section 3.04(d).

2.5 Amendment to Section 6.02. Section 6.02 is hereby amended by (i) re-lettering clause (f) therein as clause (g), (ii) replacing the reference at the end thereof to “Section 6.02(a) through (e)” with “Section 6.02(a) through (f)” and (iii) adding a new clause (f) to read as follows:

(f) With respect to any Borrowing the proceeds of which will be used, in whole or in part, to fund all or any portion of a Material Acquisition, the Borrower shall be in compliance, on a pro forma basis with each of the covenants set forth in Section 9.01 after giving effect to the requested Borrowing and the consummation of the Material Acquisition.

2.6 Amendment to Section 7.07(b). Section 7.07(b) is hereby amended and restated in its entirety to read as follows:

(b) Neither the Borrower nor any of its Subsidiaries is (i) in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or any of its Subsidiaries to Redeem or make any offer to Redeem all or any portion of any Debt outstanding under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any of its Subsidiaries or any of their Properties is bound or (ii) in the actual knowledge of a Responsible Officer of the Borrower or any of its Subsidiaries, in material default under any material contract, including the TPG Development Agreement.

2.7 Amendment to Section 7.13. Section 7.13 is hereby amended by replacing the term “Second Lien Note Documents” with “Second Lien Loan Documents”.

2.8 Amendment to Section 7.16(a). Section 7.16(a) is hereby amended and restated in its entirety to read as follows:

(a) Each of the Borrower and its Subsidiaries has good and defensible title to its Oil and Gas Properties evaluated in the most recently delivered Reserve Report, good and defensible title to its Oil and Gas Properties comprised of natural gas pipelines or other gathering systems or pipelines or midstream assets and good title to all its personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Borrower or any of its Subsidiaries specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate the Borrower or any of its Subsidiaries to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or any of its Subsidiaries’ net revenue interest in such Property.

2.9 Amendment to Section 7.17. Section 7.17 is hereby amended by replacing the phrase “gas processing plants” with the phrase “separation, treating, gas processing plants, compressors”.

2.10 Amendment to Article VII. Article VII is hereby amended by adding new Sections 7.25 and 7.26 to read as follows:

Section 7.25 Accounts. Schedule 7.25 lists all Deposit Accounts, Securities Accounts and Commodity Accounts maintained by or for the benefit of the Borrower or any Guarantor as of the Eighth Amendment Effective Date, together with an indication as to whether each such account is an Excluded Account and the basis for such determination.

Section 7.26 East Texas and Permian Acreage. Schedule 1.02 sets forth, to the knowledge of the Borrower and its Subsidiaries, a true and complete list of all East Texas Acreage as of the Eighth Amendment Effective Date.

2.11 Amendments to Section 8.01. Section 8.01 is hereby amended as follows:

(a) Section 8.01(e) is hereby amended by replacing the term “E&P Subsidiaires” with the term “E&P Subsidiaries”.

(b) Section 8.01(j) is hereby amended by replacing the term “Second Lien Note Documents” with “Junior Lien Documents”.

(c) Section 8.01(p) is hereby amended by replacing the term “Second Lien Note Documents” with “Junior Lien Documents”.

(d) Section 8.01(r) is hereby amended and restated in its entirety to read as follows:

(r) Notice of Second Lien Notes Incurrence; Notice Related to Available Senior Notes Redemption Amount. (i) Written notice at least three (3) Business Days prior to the incurrence of any Second Lien Loans (or, in the case of any Second Lien Loans incurred to fund a Material Acquisition, a written notice as is specified in the definition of “Material Acquisition Conditions” within the time period required therein) or any Permitted Refinancing Debt in respect thereof, the amount thereof, the intended use of proceeds thereof (and to the extent such Second Lien Loans will be used to prepay the Loans hereunder to increase the Available Senior Notes Redemption Amount, the Available Senior Notes Redemption Amount after giving effect to such prepayment) and the anticipated date of borrowing and any other material documents relating to such incurrence and (ii) written notice not later than one (1) Business Day after any Senior Notes are Redeemed pursuant to Section 9.04(b)(i)(A)(2), the stated principal amount of Senior Notes Redeemed, the purchase price thereof and the Available Senior Notes Redemption Amount after giving effect thereto.

(a) New Sections 8.01(s) and (t) are hereby added to read as follows:

(s) Property Tax Receipts. Not later than March 15th of each year, receipts or other written evidence satisfactory to the Administrative Agent (it being agreed and understood that independent third party verification shall not be required to the extent that the Administrative Agent’s internal policies allow) demonstrating the Borrower or the applicable Guarantor has paid in full all of its property Tax obligations for the previous calendar year with respect to any improved real Property subject to a Lien of the Security Instruments.

(t) Permian Acreage. Not later than 5 Business Days after the consummation of an acquisition of Specified Permian Acreage by the Borrower or any of its Subsidiaries, written notice thereof, legal descriptions of the Properties acquired thereby and such other details as may be reasonably requested by the Administrative Agent.

2.12 Amendment to Section 8.11(a). Section 8.11(a) is hereby amended by adding the following sentence at the end thereof: “For the avoidance of doubt, with respect to any fee-owned or easement real Property of the Borrower or any Guarantor (other than oil and gas reserves), the value of which the Administrative Agent includes in its calculation of the Borrowing Base and/or to the extent reflected in Borrower’s midstream cash flow projections, upon the reasonable request of the Administrative Agent, the Borrower shall, or shall cause such

Guarantor to, promptly upon such request, provide the Lenders with title insurance and, to the extent available in the applicable jurisdiction, extended coverage insurance, covering its interest in such real Property, in an amount equal to the purchase price of such interest in real Property (or such other lesser amount as shall be reasonably specified by the Administrative Agent), as well as an ALTA survey, which accurately depicts the current condition thereof, together with a surveyor’s certificate.”

2.13 Amendment to Section 8.14(a). Section 8.14(a) is hereby amended and restated in its entirety to read as follows:

(a) In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least 95% of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 95% of such total value, then the Borrower shall, and shall cause its Subsidiaries to, grant to the Administrative Agent or its designee as security for the Indebtedness a first-priority Lien (provided the Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 95% of such total value. In addition, to the extent not already subject to the Security Instruments, to the extent the Borrower or any Guarantor executes acceleration payment, purchase of assets, or if there is a reconveyance of any TPG JD Subject Assets, the Borrower or such Guarantors will promptly grant to the Administrative Agent a first-priority Lien (provided the Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on such TPG JD Subject Assets. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

In addition to the foregoing, (i) not later than 30 days after the Eighth Amendment Effective Date (or such longer period as the Administrative Agent may agree) and (ii) thereafter, within 30 days after the acquisition of any Specified Permian Acreage by the Borrower or any

of its Subsidiaries (or such longer period as the Administrative Agent may agree), the Borrower shall, and shall cause its Subsidiaries to, grant to the Administrative Agent as security for the Obligations a first-priority Lien (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on (a) in the case of clause (i), the Permian Acreage not already subject to a Lien of the Security Instruments such that after giving effect thereto, to the knowledge of the Borrower and its Subsidiaries, 100% of the Permian Acreage is Mortgaged Property and (b) in the case of clause (ii), the Specified Permian Acreage not already subject to a Lien of the Security Instruments such that after giving effect thereto, to the knowledge of the Borrower and its Subsidiaries, 100% of the Specified Permian Acreage so requested by the Administrative Agent is Mortgaged Property. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, mortgages, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 8.14(b).

Not later than 30 days after the end of each of fiscal quarter of the Borrower, the Borrower will furnish to the Administrative Agent a report and a certificate in form and substance and in detail reasonably satisfactory to the Administrative Agent certifying that (and attaching the most recent Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) and such listing and information as the Administrative Agent may reasonably request to ascertain whether) the Mortgaged Properties represent at least 95% of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production; provided that in the event that the Mortgaged Properties do not represent at least 95% of such total value, then, within 30 days after the date the report and certificate are furnished for such fiscal quarter end, the Borrower shall, and shall cause its Subsidiaries to, grant to the Administrative, as security for the Indebtedness, a first-priority Lien (provided the Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 95% of such total value.

2.14 Amendment to Section 8.19. Section 8.19 is hereby amended by replacing each instance of the term “Second Lien Notes” with “Second Lien Loans or any Permitted Refinancing Debt in respect thereof”.

2.15 Amendment to Article VIII. New Section 8.20 is hereby added to Article VIII to read in its entirety as follows:

Section 8.20 Accounts. The Borrower shall, and shall cause each Guarantor to: (i) deposit or cause to be deposited directly, all Cash Receipts into one or more Deposit Accounts in which the Administrative Agent has been granted a first-priority perfected Lien and that, in each case, is subject to a Control Agreement (other than amounts described in the definition of Excluded Accounts which are deposited into Excluded Accounts), (ii) deposit or credit or cause to be deposited or credited directly, all securities and financial assets held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and the Guarantors (including, without limitation, all marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper) into one or more Securities Accounts in which the Administrative Agent has been granted a first-priority perfected Lien and that, in each case, is subject to a Control Agreement and (iii) cause all commodity contracts held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Borrower and the Guarantors, to be carried or held in one or more Commodity Accounts in which the Administrative Agent has been granted a first-priority perfected Lien and that, in each case, is subject to a Control Agreement.

2.16 Amendments to Section 9.01. Section 9.01 is hereby amended as follows:

(a) Sections 9.01(b)-(c) are hereby amended and restated in their entirety to read as follows:

(b) Ratio of Secured Debt to EBITDA. The Borrower will not permit, as of the last day of any fiscal quarter beginning, in the case of this Section 9.01(b), with the fiscal quarter ending on December 31, 2018, the ratio of Secured Debt as of such day to EBITDA for the four fiscal quarters then ending, to be greater than 4.50 to 1.00.

(c) Interest Coverage Ratio. The Borrower will not permit, as of the last day of any fiscal quarter, its ratio of EBITDA for the four fiscal quarters then ending to Interest Expense for such period to be less than 2.00 to 1.00.

(b) A new subsection 9.01(e) is hereby added to the end of Section 9.01 to read as follows:

(e) Asset Coverage Ratio. The Borrower will not permit, as of the last day of any fiscal quarter beginning with the fiscal quarter ending June 30, 2017, the ratio of (a) the sum of (i) PDP PV-10 (as reflected in the most recent Reserve Report delivered either July 1 or December 31 of each year, as the case may be, beginning with the Reserve Report to be delivered on July 1, 2017 (giving pro forma effect to material acquisitions or dispositions since the date of such reports), (ii) the net mark to market value of the Borrower and its Subsidiaries’ Swap Agreements and (iii) the Borrower and its Subsidiaries’ cash and cash equivalents, in each case as of such date to (b) Secured Debt as of such day to be equal to or less than 1.00 to 1.00.

2.17 Amendments to Section 9.02. Section 9.02 is hereby amended as follows:

(a) Section 9.02(f) is hereby amended and restated in its entirety to read as follows:

(f) (x) Debt under any Senior Notes existing on the Eighth Amendment Effective Date and (y) Debt under Senior Notes issued after the Eighth Amendment Effective Date; provided that (i) at the time of incurring such Debt (A) no Default has occurred and is then continuing, (B) no Default would result from the incurrence of such Debt after giving effect to the incurrence of such Debt (and any concurrent repayment of Debt with the proceeds of such incurrence), (C) the Borrower shall be Pro Forma Compliance, (D) the Borrower shall be in compliance with each of Sections 9.01(b) and 9.01(e) on a pro forma basis (provided that solely with respect to this provision, reference to “December 31, 2018” in Section 9.01(b) will be replaced with “June 30, 2017”), and (E) the ratio of Total Debt to EBITDA for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination is no greater than 5.25 to 1.00; (ii) such Debt does not have any scheduled amortization prior to one year after the Maturity Date; (iii) such Debt does not mature sooner than one year after the Maturity Date; (iv) the terms of such Debt are not materially more onerous, taken as a whole, than the terms of this Agreement and the other Loan Documents; (v) the Borrowing Base is adjusted as contemplated by Section 2.07(f) and the Borrower makes any prepayment required under Section 3.04(c)(iii); and (vi) the aggregate stated principal amount (without regard to initial issue discount) of all Senior Notes issued or incurred on or after the Fourth Amendment Effective Date pursuant to this Section 9.02(f) shall not exceed $300,000,000;

(b) Section 9.02(h) is hereby deleted in its entirety and replaced with “[Reserved].”;

(c) Section 9.02(i) hereby amended and restated in its entirety to read as follows:

(i) Second Lien Loans incurred by the Borrower and any guarantees thereof, in an aggregate principal amount not to exceed $400,000,000 (plus any increases to the principal balance thereof solely as the result of the accrual of payment-in-kind interest pursuant to and in accordance with the terms of the Second Lien Credit Agreement as in effect on the Eighth Amendment Effective Date); provided that: (i) both before and immediately after giving effect to any such incurrence, the Borrower is in pro forma compliance with Sections 9.01(b), 9.01(c), 9.01(d) and 9.01(e); (ii) the Borrower shall have complied with Section 8.01(r); (iii) such Debt shall be at all times subject to the Second Lien Intercreditor Agreement and the Indebtedness shall be secured on a senior priority basis to such Debt; (iv) such Second Lien Loans do not have any scheduled principal amortization; (v) such Second Lien Loans do not have a scheduled maturity date or a date of mandatory redemption in full sooner than the date which is 120 days after the Maturity Date; (vi) such Second Lien Loans do not have any mandatory prepayment, redemption, defeasance, tender, sinking fund or repurchase provisions (other than (1) a customary offer to purchase upon a change of control, (2) a customary offer to prepay Second Lien Loan with the Borrower and its Subsidiaries’ free cash flow and (3) customary offers to purchase upon an asset sale or casualty or condemnation event, in each case for clauses (2) and (3), to the extent such provisions (x) first permit, at the option of the Borrower, prepayment in full of the Indebtedness (or permit at the option of the Borrower net cash proceeds to be applied first to the prepayment of the Indebtedness) prior to the prepayment of any Second Lien Loans and (y) only require such prepayments of Second Lien Loans to be made to the extent such prepayments are expressly permitted to be made pursuant to the terms of this Agreement); (vii) the covenants, events of default and guarantees of such Debt are not more restrictive on the Borrower and its Subsidiaries than the terms of this Agreement (as in effect at the time of such incurrence) (it being agreed that the following are not more restrictive on the Borrower and its Subsidiaries than are the terms of this Agreement: (x) the covenants and events of default contained in the Second Lien Credit Agreement as in effect on the Eighth Amendment Effective Date and (y) any covenants and events of default contained in any Permitted Refinancing Debt in respect thereof that are the same or no more restrictive than the covenants and events of default contained in the Second Lien Credit Agreement as in effect on the Eighth Amendment Effective Date); (viii) no Subsidiary or other Person is required to guarantee such Second Lien Loans unless such Subsidiary or other Person has guaranteed the Indebtedness pursuant to the Guaranty Agreement; (ix) upon the incurrence of Second Lien Loans in accordance with this Section 9.02(i) (excluding Second Lien Loans the proceeds of which are used to (A) Redeem Senior Notes as permitted by Section 9.04(b)(i)(A)(1), (B)

fund a Material Acquisition or (C) voluntarily prepay the Loans hereunder in order to increase the Available Senior Notes Redemption Basket), the Borrowing Base then in effect shall be reduced by an amount equal to the product of 0.25 multiplied by the stated principal amount of such Second Lien Loans, which Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such incurrence, effective and applicable to the Borrower, the Agents, the Issuing Bank and the Lenders on such date until the next redetermination or modification thereof hereunder; and (x) upon the incurrence of any Second Lien Loans in accordance with this Section 9.02(i) the proceeds of which are used to fund a Material Acquisition, the Required Lenders shall have the right to redetermine the Borrowing Base (which shall be approved by the Required Lenders, in the case of any decrease or reaffirmation, or all of the Lenders, in the case of any increase) within 15 days after the consummation of such Material Acquisition (or such longer period as the Administrative Agent shall determine), which redetermination shall become effective and applicable to the Borrower, the Agents, the Issuing Bank and the Lenders on such date until the next redetermination or modification thereof hereunder; provided that with respect to this clause (x), (1) any such Borrowing Base reduction in connection therewith shall not exceed an amount equal to the product of 0.25 multiplied by the stated principal amount of the Second Lien Loans incurred in connection with such Material Acquisition and (2) if each of the Material Acquisition Conditions are not satisfied within the time periods set forth in the definition thereof, as applicable, the Borrowing Base shall be reduced as provided in clause (ix) above, automatically and without any further action by the Administrative Agent or the Lenders, on the date upon which any Material Acquisition Condition fails to be satisfied.

2.18 Amendments to Section 9.03. Section 9.03 is hereby amended as follows:

(a) Section 9.03(d) is hereby deleted in its entirety and replaced with “[Reserved].”; and

(b) Section 9.03(e) is hereby amended and restated in its entirety to read as follows:

(e) Liens on Property securing Second Lien Loans and Permitted Refinancing Debt in respect thereof, in each case to the extent permitted by Section 9.02(i); provided, however, that (i) such Liens securing Second Lien Loans and Permitted Refinancing Debt in respect thereof are subordinate to the Liens securing the Indebtedness pursuant to the Second Lien Intercreditor Agreement and (ii) both before and immediately after giving effect to the incurrence of any such Lien, (1) the Borrower has, or has caused its Subsidiaries to, first grant to the Administrative Agent to secure the Indebtedness, a prior Lien on the same Property pursuant to Security Instruments in form and substance satisfactory to the

Administrative Agent to the extent a prior Lien has not already been granted to the Administrative Agent on such Property (and in connection therewith, the Borrower shall, or shall cause its Subsidiaries to, execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent); and (2) the Borrower is in compliance with the Second Lien Intercreditor Agreement;

2.19 Amendments to Section 9.04. Section 9.04 is hereby amended and restated in its entirety to read as follows:

Section 9.04 Dividends, Distributions and Redemptions; Repayment of Senior Notes and Priority Lien Debt.

(a) Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of their Property to their respective Equity Interest holders, except (i) the Borrower may declare and pay dividends or distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), (ii) Subsidiaries may declare and pay dividends or distributions ratably with respect to their Equity Interests, (iii) so long as both before and immediately after giving effect to such Restricted Payment, (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) the Borrower has unused Commitments of not less than 15% of the total Commitments then in effect and (C) the ratio of Total Debt as of such time (including the effect of any Borrowings or other Debt used to make such Restricted Payment) to EBITDA for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available is equal to or less than 4.00 to 1.00, the Borrower may declare and pay cash dividends to its Equity Interest holders of Available Cash in accordance with the Partnership Agreement; provided that such distributions shall not exceed 90% of the aggregate amount of Available Cash in any 12 consecutive month period, (iv) if no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, the repurchase or other acquisition of equity securities, limited partnership interest or units of the Borrower not to exceed $2,500,000 in the aggregate since the Eighth Amendment Effective Date, from employees, former employees, directors or former directors of the Borrower or its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) or other arrangements approved by the general partner of the Borrower under which such equity securities, limited partnership interest or units were granted, issued or sold and (v) the

Borrower may redeem, repurchase or otherwise acquire preferred equity securities, preferred limited partnership interests or preferred units of the Borrower from the holders thereof: (1) with the Net Cash Proceeds of any sale of Equity Interests (other than Disqualified Capital Stock) of the Borrower or in exchange solely for Equity Interests (other than Disqualified Capital Stock) of the Borrower or (2) so long as both before and immediately after giving effect to such redemption, repurchase or acquisition, (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) the Borrower has unused Commitments of not less than 15% of the total Commitments then in effect and (C) the ratio of Total Debt as of such time to EBITDA for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding the date of determination for which financial statements are available is equal to or less than 4.00 to 1.00.

(b) Redemption of Senior Notes.

(i) The Borrower will not, and will not permit any Subsidiary to, prior to the date that is ninety-one (91) days after the Maturity Date, call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) the Senior Notes or any Permitted Refinancing Debt in respect thereof except (A) with the proceeds of (1) to the extent permitted to be incurred pursuant to Section 9.02(i), Second Lien Loans or (2) to the extent permitted by Section 9.08 at such time, Loans in a principal amount not to exceed the then-existing Available Senior Notes Redemption Amount, in the case of both clauses (1) and (2), only to the extent that such Redemption price does not exceed the Maximum Redemption Price and (B) with the proceeds of Permitted Refinancing Debt.

(ii) Notwithstanding anything herein or in any Loan Document to the contrary, to the extent the Borrower or any of its Subsidiaries owns or acquires any Debt issued or incurred by the Borrower or such Subsidiary (including any Senior Notes) that is not immediately cancelled, repaid or otherwise terminated, (A) the Borrower will not, and will not permit any Subsidiary to, issue, reissue, assign or otherwise transfer such Debt to any Person and (B) the Borrower will, and will cause its Subsidiaries to, promptly (and in any event within 15 days or such later date as the Administrative Agent may agree to in its sole discretion) after the acquisition thereof, pledge, collaterally assign and grant a valid and perfected first-priority Lien thereon to the Administrative Agent pursuant to Security Instruments satisfactory to the Administrative Agent.

(c) Amendment of Senior Indentures. The Borrower will not, and will not permit any Subsidiary to amend, refinance, modify, waive or otherwise change, consent or agree to any amendment, supplement,

refinancing, modification, waiver or other change to, any of the terms of the Senior Notes or any Permitted Refinancing Debt in respect thereof or any Senior Indenture or any indenture or other agreement pursuant to which any Permitted Refinancing Debt in respect of any Senior Notes is issued if (A) the effect thereof would be to (I) shorten its maturity or average life or increase or accelerate the amount of any payment of principal thereof or (II) increase the prepayment premium thereon, or increase the rate or shorten any period for payment of interest thereon or (B) such action requires the payment of a consent fee (howsoever described) if the payment of such consent fee would have the pro forma effect of causing a Default under Section 9.01 hereof; provided that the foregoing shall not prohibit the execution of supplemental indentures to add guarantors if required by the terms of any Senior Indenture provided such Person complies with Section 8.14(b).

2.20 Amendment to Section 9.05(l). Section 9.05(l) is hereby amended and restated in its entirety to read as follows:

(l) Investments in or to any E&P Subsidiary not to exceed, at the time such Investment is made, when aggregated with the amount of all such Investments in E&P Subsidiaries (at the time such Investments were made), an amount equal to $15,000,000; provided that no Default or Event of Default exists or would exist at the time any such Investment is made.

2.21 Amendment to Section 9.08. The first sentence of Section 9.08 is hereby amended and restated to read as follows: “The Borrower will not permit the proceeds of the Loans to be used (i) for any purpose other than those permitted by Section 7.21, (ii) to Redeem any Senior Notes or any Permitted Refinancing Debt in respect thereof except Loans in a principal amount not to exceed the Available Senior Notes Redemption Amount at such time or (iii) to Redeem any Second Lien Loans or any Permitted Refinancing Debt in respect thereof.

2.22 Amendment to Section 9.11. Section 9.11 is hereby amended by adding the following as a new paragraph at the end thereof:

For the avoidance of doubt, a single-step merger in which the Borrower merges with and into a newly-formed shell entity, undertaken solely for the purpose of converting the Borrower from a limited partnership to another legal form of entity, shall not constitute a violation of this Section 9.11 (the “Conversion Transaction”); provided that (A) the Borrower shall have provided the Administrative Agent and the Lenders not less than 15 Business Days’ prior written notice of the Conversion Transaction, together with the material agreements related thereto and any other information related thereto reasonably requested by the Administrative Agent or any Lender; (B) the survivor of the Conversion Transaction (the “Successor Borrower”) shall be organized under the laws of a state of the United States; (C) to the extent requested by any Lender at least 5 Business Days prior to the date of the Conversion Transaction, such Successor Borrower shall have provided to such Lender all documentation and other information that may be required by such Lender in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including information required by the Patriot Act; (D) the Successor Borrower shall expressly assume all obligations under this Agreement and the other Loan Documents, and each mortgagor, pledgor, grantor, guarantor or other obligor under the Loan Documents shall expressly ratify and confirm its obligations under the Loan Documents, in each case, pursuant to documentation in form and substance satisfactory to the Administrative Agent; (E) the Administrative Agent shall have received such other agreements (including amendments or amendments and restatements of the Loan Documents), instruments, perfection certificates, other certificates, legal opinions and other documents as it may request to ensure the continued enforceability of the Loan Documents, the validity and continued perfection of all Liens under the Loan Documents, and the assumption, confirmation and ratification of all obligations of the Successor Borrower and the other obligors under the Loan Documents; (F) both before and after giving effect thereto, no Borrowing Base Deficiency, Default or Event of Default exists or would result therefrom; (G) the Successor Borrower shall be in pro forma compliance with each of the covenants set forth in Section 9.01; (H) the Conversion Transaction is not materially adverse to the Lenders (for purposes of this clause (H) the Conversion Transaction will not be considered materially adverse to the Lenders solely because the Successor Borrower (1) is subject to federal or state income taxation as an entity or (2) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of Section 1504(b) of the Code or any similar state or local law); (I) the Conversion Transaction (w) does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including any class of directors of the general partner of the Borrower, whether interested or disinterested, or any holders of the Equity Interests in the Borrower), except such as have been obtained or made and are in full force and effect, (x) will not violate any applicable law or regulation, or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries, or any order of any Governmental Authority, (y) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or their Properties, or give rise to a right thereunder to require any payment to be made by the Borrower or such Subsidiary and (z) will not result in the creation or imposition of any Lien on any Property of the Borrower or any of its Subsidiaries; and (J) the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions and matters set forth in clauses (A)-(I) above (and in the case of clause (G) above, setting forth reasonably detailed calculations demonstrating pro forma compliance with the covenants set forth in Section 9.01). Notwithstanding the foregoing, in no event shall the Conversion Transaction be permitted if the Administrative Agent determines in its sole discretion that the Conversion Transaction would adversely affect or impair in any respect the validity, perfection or priority of any Lien on any Property securing all or any portion of the Indebtedness.

2.23 Amendment to Section 9.12(b). Section 9.12(b) is hereby amended and restated in its entirety to read as follows:

(b) farmouts of undeveloped acreage and assignments in connection with such farmouts (i) pursuant to the terms of the TPG Development Agreement and solely comprising TPG JD Subject Assets (as such term is defined on the Eighth Amendment Effective Date) or (ii) with respect to which the Borrower or a Subsidiary retains an overriding royalty interest above a 75% net revenue interest in such disposed Property;

2.24 Amendment to Section 9.14. Section 9.14 is hereby amended and restated in its entirety to read as follows:

Section 9.14 Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and Wholly-Owned Subsidiaries of the Borrower) (each, an “Affiliate Transaction”) unless (a) such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate and (b) the Borrower delivers to the Administrative Agent and Lenders: (i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million but less than or equal to $50.0 million, an officers’ certificate of a Responsible Officer certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 9.14; or (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an officers’ certificate of a Responsible Officer certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 9.14 and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by either the conflicts committee of the board of directors of the general partner of the Borrower (or the board of directors of the Borrower to the extent the Borrower ceases to have a general partner) (so long as the members of the conflicts committee approving the Affiliate Transaction or series of related Affiliate Transactions are disinterested) or a majority of the disinterested members of the board of directors of the general partner of the Borrower (or the board of directors of the Borrower to the extent the Borrower ceases to have a general partner) pursuant to a resolution set forth in such officers’ certificates.

2.25 Amendment to Section 9.16. Section 9.16 is hereby amended by amending and restating the parenthetical therein to read as follows: “(other than this Agreement, the Security Instruments or the Second Lien Loan Documents)”.

2.26 Amendment to Section 9.20. Section 9.20 is hereby amended and restated in its entirety to read as follows:

Section 9.20. [Reserved.]

2.27 Amendment to Section 9.21. Section 9.21 is hereby amended and restated in its entirety to read as follows:

Section 9.21 Repayment of Second Lien Loans; Amendment to Terms of Second Lien Loans.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, call, make or offer to make any optional, voluntary or mandatory Redemption of or otherwise optionally, voluntarily or mandatorily Redeem (whether in whole or in part) any Second Lien Loans or any Permitted Refinancing Debt in respect thereof; provided that the Borrower may Redeem Second Lien Loans to the extent expressly required pursuant to Section 3.04(c)(iv) of the Second Lien Credit Agreement in connection with any disposition of Property, in a principal amount not to exceed 50% of the Net Cash Proceeds resulting from such disposition; provided further that (i) both before and immediately after giving effect to any such Redemption, (A) no Default or Borrowing Base Deficiency (including after giving effect to any redetermination or adjustment of the Borrowing Base as a result of such disposition) exists or would result therefrom and (B) the Borrower shall be in Pro Forma Compliance, (ii) at the time of such Redemption, the Borrower has unused Commitments of not less than the lesser of (A) $100,000,000 and (B) 20% of the Borrowing Base then in effect, and (iii) if the aggregate amount of all such Redemptions exceeds, or would exceed after giving to such Redemption, $75,000,000, then both before and immediately after giving effect to any such Redemption, either (x) the ratio of Total Debt as of the date of such Redemption (calculated on a pro forma basis after giving effect to such Redemption) to EBITDA for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding such date for which financial statements are available shall not exceed 4.50 to 1.00 or (y) the ratio of First Lien Debt as of the date of such Redemption to EBITDA for the four fiscal quarters ending on the last day of the fiscal quarter immediately preceding such date for which financial statements are available shall not exceed 2.25 to 1.00; provided, further the Borrower and its Subsidiaries shall be permitted to make an optional or voluntary Redemption of the Second Lien Loans with proceeds of Permitted Refinancing Debt.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Second Lien Loans or any Permitted Refinancing Debt in respect thereof, the Second Lien Credit Agreement, any other Second Lien Loan Document or any Junior Lien Documents except in accordance with the terms of the Second Lien Intercreditor Agreement.

2.28 Amendment to Article IX. New Sections 9.22-9.23 are hereby added to the end of Article IX to read as follows:

Section 9.22 New Accounts. The Borrower will not, and will not permit any Guarantor to, open or otherwise establish, or deposit, credit or otherwise transfer any Cash Receipts, securities, financial assets or any other property into, any Deposit Account, Securities Account or Commodity Account other than (a) any Deposit Account, Securities Account and Commodity Account in which the Administrative Agent has been granted a first-priority perfected Lien and that, in each case, is subject to a Control Agreement or (b) any Excluded Account (solely with respect to amounts referred to in the definition thereof).

Section 9.23 Volumetric Production Payment. The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, grant, issue or otherwise enter into any Volumetric Production Payment, forward sale agreement or other sales of Hydrocarbons in place that would require any Borrower or Guarantor to deliver Hydrocarbons at some future time without receipt by the Borrower and the Guarantors of full payment therefor at such future time or sale of royalty interests or overriding royalty interests; provided however, without limiting the other provisions of this Article IX, this Section 9.23 shall not limit the ability of a Borrower or Guarantor to (i) enter into gas balancing arrangements, (ii) settle gas imbalances and (iii) (A) perform on take or pay contracts, (B) deliver Hydrocarbons in accordance with the terms of any Hydrocarbon Lease to a party thereto, or (C) enter into midstream or marketing contracts in the ordinary course of business for sale of Hydrocarbons, in the case of clauses (iii)(A), (iii)(B) and (iii)(C), as and when produced.

2.29 Amendment to Sections 10.01.

(a) Section 10.01(d) is hereby amended by replacing the reference therein to “Section 8.19” with “Section 8.19, Section 8.20”.

(b) Sections 10.01(o)-(p) are hereby amended and restated in their entirety to read as follows:

(o) the Second Lien Intercreditor Agreement shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against the Borrower, any Guarantor, any Junior Lien Agent (as defined in the Second Lien Intercreditor Agreement), any Junior Lien Lenders (as defined in the Second Lien Intercreditor Agreement), or any other party thereto, or shall be repudiated by any of them, or cease to establish the relative Lien priorities required or purported thereby, or the Borrower, any Guarantor, any Junior Lien Agent (as defined in the Second Lien Intercreditor Agreement), any Junior Lien Lenders (as defined in the Second Lien Intercreditor Agreement), or any of their respective Affiliates shall so state in writing.

(p) an “Event of Default” shall occur and be continuing under any Junior Lien Credit Agreement (as defined in the Second Lien Intercreditor Agreement).

2.30 Amendment to Section 11.03. Section 11.03 is hereby amended by adding the phrase “as determined by a court of competent jurisdiction by a final and non-appealable judgment” to the end thereof.

2.31 New Schedules. New Schedules 1.02, 7.25 and 9.04(b) are hereby added to the Credit Agreement, each in the form attached hereto.

Section 3. Borrowing Base Reduction. For the period from and including the Eighth Amendment Effective Date (as defined below) to but excluding the next Redetermination Date, the Borrowing Base shall be an amount equal to $600,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(e), Section 2.07(f), Section 8.13(c), Section 9.12(d), Section 9.12(e) or pursuant to the other provisions of the Credit Agreement. For the avoidance of any doubt, this Borrowing Base redetermination constitutes the October 1, 2016 Scheduled Redetermination.

Section 4. Conditions Precedent. This Eighth Amendment shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02 of the Credit Agreement) (the “Eighth Amendment Effective Date”):

4.1 The Administrative Agent shall have received (a) from the Required Lenders, the Borrower and the Guarantors, counterparts (in such number as may be requested by the Administrative Agent) of this Eighth Amendment signed on behalf of such Person and (b) from the Borrower and the Guarantors, counterparts (in such number as may be requested by the Administrative Agent) of amendments to each of the Pledge Agreement and Security Agreement signed on behalf of such Person.

4.2 The Administrative Agent shall have received from the Second Lien Administrative Agent, the Borrower and the Guarantors, counterparts (in such number as may be requested by the Administrative Agent) of the Second Lien Intercreditor Agreement signed on behalf of such Person.

4.3 The “Effective Date” under and as defined in the Second Lien Credit Agreement shall have occurred (or shall occur substantially concurrently with the Eighth Amendment Effective Date).

4.4 The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying (a) that the Second Lien Loans, Second Lien Credit Agreement and the other Second Lien Loan Documents satisfy each of the requirements set forth in Section 9.02(i) and Section 9.03(e) of the Credit Agreement and (b) that attached thereto is a true, correct and complete copy of each of the Second Lien Credit Agreement and the other Second Lien Loan Documents.

4.5 The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Eighth Amendment Effective Date (including fees and expenses invoiced by Paul Hastings LLP prior to the Eighth Amendment Effective Date).

4.6 The Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the total value of the Oil and Gas Properties of the Borrower and the Subsidiaries evaluated in the most recently delivered Reserve Report.

4.7 The Administrative Agent shall have received duly executed and notarized deeds of trust or mortgages or supplements to existing deeds of trust or mortgages in form satisfactory to the Administrative Agent, to the extent necessary so that the Mortgaged Properties represent at least 95% of the total value of the Oil and Gas Properties of the Borrower and the Subsidiaries evaluated in the most recently delivered Reserve Report.

4.8 The Administrative Agent shall have received a Control Agreement with respect to each of the Obligors’ Deposit Accounts, Securities Accounts and Commodity Accounts (other than Excluded Accounts) set forth on Schedule 7.25 attached hereto.

4.9 The Administrative Agent shall have received a prepayment of outstanding Borrowings in an aggregate principal amount of at least $60,000,000.

4.10 No Default shall have occurred and be continuing as of the Eighth Amendment Effective Date.

4.11 The Administrative Agent shall have received such other documents as the Administrative Agent or its counsel may reasonably require.

The Administrative Agent is hereby authorized and directed to declare this Eighth Amendment to be effective and to declare the occurrence of the Eighth Amendment Effective Date when it has received documents confirming or certifying, to the satisfaction of the Administrative Agent, compliance with the conditions set forth in this Section 4 or the waiver of such conditions as permitted in Section 12.02 of the Credit Agreement. Such declaration shall be final, conclusive and binding upon all parties to the Credit Agreement for all purposes.

Section 5. Miscellaneous.

5.1 Confirmation. The provisions of the Credit Agreement, as amended by this Eighth Amendment, shall remain in full force and effect following the effectiveness of this Eighth Amendment.

5.2 Ratification and Affirmation; Representations and Warranties. Each Obligor hereby (a) acknowledges the terms of this Eighth Amendment; (b) ratifies and affirms its obligations under, and acknowledges its continued liability under, each Loan Document to which it is a party and agrees that each Loan Document to which it is a party remains in full force and effect as expressly amended hereby; (c) represents and warrants to the Lenders that as of the date hereof, after giving effect to the terms of this Eighth Amendment: (i) all of the representations and warranties contained in each Loan Document to which it is a party are true and correct, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct as of such specified earlier date, (ii) no Default or Event of Default has occurred and is continuing and (iii) no event or events have occurred which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; and (d) agrees that from and after the Eighth Amendment Effective Date each reference to the Credit Agreement in the other Loan Documents shall be deemed to be a reference to the Credit Agreement, as amended by this Eighth Amendment.

5.3 Counterparts. This Eighth Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of this Eighth Amendment by telecopy, facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart hereof.

5.4 No Oral Agreement. This Eighth Amendment, the Credit Agreement and the other Loan Documents executed in connection herewith and therewith represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the parties. There are no subsequent oral agreements between the parties.

5.5 GOVERNING LAW. THIS EIGHTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.

5.6 Payment of Expenses. In accordance with Section 12.03 of the Credit Agreement, the Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and reasonable expenses incurred in connection with this Eighth Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

5.7 Severability. Any provision of this Eighth Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.8 Successors and Assigns. This Eighth Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.9 Loan Document. This Eighth Amendment is a “Loan Document” as defined and described in the Credit Agreement, and all of the terms and provisions of the Credit Agreement relating to Loan Documents shall apply hereto.

5.10 RELEASE. FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE BORROWER AND EACH OTHER OBLIGOR HEREBY, FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS, FULLY AND WITHOUT RESERVE, RELEASES AND FOREVER DISCHARGES EACH LENDER, EACH AGENT, THE ARRANGER, THE ISSUING BANK, AND EACH OF THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES, TRUSTEES, ATTORNEYS, AGENTS, ADVISORS (INCLUDING ATTORNEYS, ACCOUNTANTS AND EXPERTS) AND AFFILIATES (COLLECTIVELY THE “RELEASED PARTIES” AND INDIVIDUALLY A “RELEASED PARTY”) FROM ANY AND ALL ACTIONS, CLAIMS, DEMANDS, CAUSES OF ACTION, JUDGMENTS, EXECUTIONS, SUITS, DEBTS, LIABILITIES, COSTS, DAMAGES, EXPENSES OR OTHER OBLIGATIONS OF ANY KIND AND NATURE WHATSOEVER, KNOWN OR UNKNOWN, DIRECT AND/OR INDIRECT, AT LAW OR IN EQUITY, WHETHER NOW EXISTING OR HEREAFTER ASSERTED (INCLUDING, WITHOUT LIMITATION, ANY OFFSETS, REDUCTIONS, REBATEMENT, CLAIMS OF USURY OR CLAIMS WITH RESPECT TO THE NEGLIGENCE OF ANY RELEASED PARTY), FOR OR BECAUSE OF ANY MATTERS OR THINGS OCCURRING, EXISTING OR ACTIONS DONE, OMITTED TO BE DONE, OR SUFFERED TO BE DONE BY ANY OF THE RELEASED PARTIES, IN EACH CASE, ON OR PRIOR TO THE EIGHTH AMENDMENT EFFECTIVE DATE AND ARE IN ANY WAY DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN ANY WAY CONNECTED TO ANY OF THIS EIGHTH AMENDMENT, THE CREDIT AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (COLLECTIVELY, THE “RELEASED MATTERS”). THE BORROWER AND EACH OTHER OBLIGOR, BY EXECUTION HEREOF, HEREBY ACKNOWLEDGES AND AGREES THAT THE AGREEMENTS IN THIS SECTION 5.10 ARE INTENDED TO COVER AND BE IN FULL SATISFACTION FOR ALL OR ANY ALLEGED INJURIES OR DAMAGES ARISING IN CONNECTION WITH THE RELEASED MATTERS.

5.11 Consent to Amend Security Instruments. Each Lender, by its execution and delivery hereof, hereby consents to, and authorizes and instructs the Administrative Agent to enter into, (a) that certain First Amendment to Third Amended and Restated Pledge Agreement, dated as of the date hereof, among the Borrower, the Guarantors and the Administrative Agent and (b) that certain First Amendment to Security Agreement, dated as of the date hereof, among the Borrower, the Guarantors and the Administrative Agent.

[SIGNATURES BEGIN NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Amendment to be duly executed as of the date first written above.

BORROWER:	LEGACY RESERVES LP

	By:	Legacy Reserves GP, LLC,
its general partner

	By:	/s/ James Daniel Westcott
James Daniel Westcott
Executive Vice President and Chief Financial Officer

GUARANTORS:	LEGACY RESERVES OPERATING LP

	By:	Legacy Reserves Operating GP LLC, its general partner

	By:	Legacy Reserves LP, its sole member

	By:	Legacy Reserves GP, LLC, its general partner

	By:	/s/ James Daniel Westcott
James Daniel Westcott
Executive Vice President and Chief Financial Officer

LEGACY RESERVES OPERATING GP LLC

	By:	Legacy Reserves LP, its sole member

	By:	Legacy Reserves GP, LLC, its general partner

	By:	/s/ James Daniel Westcott
James Daniel Westcott
Executive Vice President and Chief Financial Officer

LEGACY RESERVES SERVICES, INC.

	By:	/s/ James Daniel Westcott
James Daniel Westcott
Executive Vice President and Chief Financial Officer

SIGNATURE PAGE

EIGHTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

DEW GATHERING LLC

By:	/s/ James Daniel Westcott
Name: James Daniel Westcott
Title: Executive Vice President and
Chief Financial Officer

PINNACLE GAS TREATING LLC

By:	/s/ James Daniel Westcott
Name: James Daniel Westcott
Title: Executive Vice President and
Chief Financial Officer

LEGACY RESERVES ENERGY SERVICES LLC

By:	/s/ James Daniel Westcott
Name: James Daniel Westcott
Title: Executive Vice President and
Chief Financial Officer

SIGNATURE PAGE

EIGHTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent and a Lender

	By:	/s/ Stephanie Harrell
Name: Stephanie Harrell
Title: Vice President

SIGNATURE PAGE

EIGHTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

LENDERS:	COMPASS BANK

	By:	/s/ Gabriela Azcarate
Name: Gabriela Azcarate
Title: Vice President

SIGNATURE PAGE

EIGHTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

UBS AG, STAMFORD BRANCH

By:	/s/ Darlene Arias
Name: Darlene Arias
Title: Director

By:	/s/ Houssem Daly
Name: Houssem Daly
Title: Associate Director

SIGNATURE PAGE

EIGHTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

ROYAL BANK OF CANADA

By:	/s/ Evans Swann, Jr.
Name: Evans Swann, Jr.
Title: Authorized Signatory

SIGNATURE PAGE

EIGHTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

KEYBANK NATIONAL ASSOCIATION

By:	/s/ John Dravenstott
Name: John Dravenstott
Title: Vice President

SIGNATURE PAGE

EIGHTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

MUFG UNION BANK, N.A., f/k/a UNION BANK, N.A.

By:	/s/ Lara Francis
Name: Lara Francis
Title: Vice President

SIGNATURE PAGE

EIGHTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A.

By:	/s/ Stephanie Balette
Name: Stephanie Balette
Title: Authorized Officer

SIGNATURE PAGE

EIGHTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

BMO HARRIS FINANCING, INC.

By:	/s/ Gumaro Tijerina
Name: Gumaro Tijerina
Title: Managing Director

SIGNATURE PAGE

EIGHTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

BARCLAYS BANK PLC

By:	/s/ Vanessa Kurbatskiy
Name: Vanessa Kurbatskiy
Title: Vice President

SIGNATURE PAGE

EIGHTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Sharada Manne
Name: Sharada Manne
Title: Director

By:	/s/ Ting Lee
Name: Ting Lee
Title: Director

SIGNATURE PAGE

EIGHTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

CITIBANK, N.A.

By:	/s/ Cliff Vaz
Name: Cliff Vaz
Title: Vice President

SIGNATURE PAGE

EIGHTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

WEST TEXAS NATIONAL BANK

By:	/s/ Chris L. Whigham
Name: Chris L. Whigham
Title: SVP - Manager of energy Lending

SIGNATURE PAGE

EIGHTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

TEXAS CAPITAL BANK, N.A.

By:	/s/ Frank K. Stowers
Name: Frank K. Stowers
Title: Senior Vice President

SIGNATURE PAGE

EIGHTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

FIFTH THIRD BANK

By:	/s/ Justin Bellamy
Name: Justin Bellamy
Title: Director

SIGNATURE PAGE

EIGHTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT